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Conference Call:         Today, Tuesday, February 17, 2009 at 10:00 a.m. EDT

Dial-in Numbers:         800-374-0146 or 706-634-1307 (International)
Webcast / Replay URL:    www.integramed.com or www.earnings.com
Phone Replay:            800-642-1687 or 706-645-9291 through February 27
Conference ID#:          83449300
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                     IntegraMed(R) Q4 EPS Rose 30% to $0.13
                     as Q4 Revenue Grew 11% to $50.3 Million

  - 2008 Revenue Rose 30% to Record $198.1 Million and EPS Grew 15% to $0.45 -

PURCHASE, NEW YORK -- February 17, 2009 -- IntegraMed America, Inc. (NASDAQ:
INMD), the nation's leading provider of specialty healthcare services in emerging, technology-focused segments, today announced results for the fourth quarter and full-year periods ended December 31, 2008.


"IntegraMed continued to achieve operating performance improvements across each of our business segments: fertility centers, consumer (fertility) services and vein clinics," commented IntegraMed CEO, Jay Higham. "The value we deliver to patients and our centers yielded improved business performance in Q4 and the full year 2008.

--------------------------------------------------------------------------------

                            Summary Financial Results
                      (in thousands, except per share data)

                                     Three Months Ended                       Year Ended
                                     Dec. 31,     Dec. 31,                Dec. 31,     Dec. 31,
                                       2008        2007                    2008         2007
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Revenues:
  Fertility Centers                    $34,138      $31,212     +  9%      $138,440     $121,078         +14%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
  Consumer Services                      5,500        4,481      +23%        19,693       16,636         +18%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
  Vein Clinics (1)                      10,686        9,597      +11%        39,950       14,284          n/a
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
       Total Revenues                  $50,324      $45,290      +11%      $198,083     $151,998         +30%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------

Contribution:
  Fertility Centers                      2,599        2,465     +  5%        10,216       10,019          +2%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
  Consumer Services                      1,508        1,087      +39%         5,421        4,369         +24%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
  Vein Clinics (1)                         724          452      +60%         2,651          980          n/a
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
      Total Contribution                $4,831       $4,004      +21%       $18,288      $15,368         +19%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------

G&A Costs                               $2,703       $2,512     +  8%       $10,654      $10,536        +  1%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Net Interest Exp. (Inc.) (1)               296          263      +13%         1,180        (120)          n/a
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Income Before Inc. Taxes                 1,832        1,229      +49%         6,454        4,952         +30%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Taxes                                      670          365      +84%         2,514        1,695         +48%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Net Income                              $1,162         $864      +35%        $3,940       $3,257         +21%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
EPS (2)                                  $0.13        $0.10      +30%         $0.45        $0.39         +15%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------
Diluted Shares (2)                       8,706        8,643     +  1%         8,691        8,410        +  3%
-------------------------------- -------------- ------------ --------- ------------- ------------ ------------

(1) IntegraMed acquired Vein Clinics of America (VCA) on August 8, 2007 and has consolidated the results of VCA since that date. The increase in net interest expense reflects the impact of cash and borrowings utilized to finance the acquisition.
(2) EPS and weighted average share figures reflect a 25% stock split paid May 4, 2007.

"Our Company-wide performance is all the more gratifying given the substantial investments we made throughout the year to enhance our management and operational infrastructure, investments that have enhanced our capability to pursue growth from both internal and external sources in the years ahead."

Mr. Higham added, "Importantly, our 2008 performance was achieved after start-up costs approximating $1.2 million, a $0.9 million increase over 2007, related to the opening of 5 new vein clinics during the year. We also incurred a $1.3 million negative year-over-year swing in net interest income/expense - approximately $0.09 per share after tax - principally due to borrowings to fund the Vein Clinics of America acquisition as well as lower rates of return on invested cash."


IntegraMed's Q4 and 2008 results also reflect improved operating efficiencies as G&A declined to 56% of total contribution in Q4 `08, versus 63% in Q4 '07, and 2008 G&A declined to 58% of total contribution versus 69% in 2007.


Fertility Centers

Fertility center revenues grew 9% in Q4 `08 versus Q4 '07 and increased by 14% in 2008. Same-center fertility revenue increased 8.7% for the full year 2008. Growth in the fertility center segment was also driven by the additions of Southeastern Fertility in April 2008 and Arizona Reproductive Medical Associates in July 2008.

IntegraMed has the most extensive consolidated network of fertility centers in the U.S., spanning 57 locations in 13 major markets across the country. Notwithstanding economic challenges that appear to be marginally impacting certain markets such as South Florida and Northern California, the overall trend of new patient visits and enrollments remained strong during 2008 and so far into 2009. The fundamental desire to initiate or to expand a family appears to remain a priority in consumer decision-making.


In addition to organic growth, IntegraMed continues to target the acquisition of 1-2 new Fertility Center contracts each year. The Company is in dialogue with a range of prospective centers and remains confident in the prospects for new center growth.

Consumer Services - Attain IVF(TM) Program

Consumer Services revenue grew 23% in Q4 '08 supported by growth in enrolled patients, a 10% improvement in pregnancy success rates and the benefit of new affiliate centers. Consumer Services Q4 `08 contribution margin of 27% was approximately 12% higher than the level achieved in Q4 `07, driven by higher volume and improved pregnancy success rates which remain above the national average. Applications for IntegraMed's Attain IVF Program (formerly known as the IntegraMed(R) Shared Risk(R) Refund Program) rose 24% and enrollments climbed 12% in Q4 `08.


The Attain IVF (in vitro fertilization) Program was pioneered by IntegraMed to reduce the financial risk of a patient's decision to embark on a series of IVF treatments. The program provides patient refunds of 70% to 100% of their fees should their treatments not result in a take home baby. The multiple treatment package and refund provisions of the Attain IVF Program have strong consumer appeal and represent an important competitive advantage for IntegraMed affiliated clinics.

Reflecting the success, growing awareness and consumer demand for the Attain IVF Program, IntegraMed was able to add four affiliate providers to its fertility network in 2008, bringing its affiliate total to 22 across 52 locations in 29 states. IntegraMed remains active in its pursuit of additional affiliate opportunities.

Vein Clinics

Q4 revenues grew 11.3% to $10.7 million compared to $9.6 million in the year-ago quarter. Contribution from the Vein Clinic segment increased to $0.7 million in Q4 `08 from $0.5 million in Q4 '07, demonstrating the strong leverage this business affords.


During Q4 '08 and for the full year 2008 IntegraMed opened two and five new vein clinics, respectively, bringing the total number of clinics to 32 at year-end 2008. Q4 openings were in Skokie, IL, the Company's 9th clinic in the state, and in Monroeville, outside Pittsburgh, Pennsylvania, IntegraMed's first vein clinic in the state. So far in 2009, IntegraMed has opened one new vein clinic in Cincinnati, marking the Company's entry into the state of Ohio. That opening brings the total number of vein clinics to 33, with at least four more clinics slated to open in the balance of 2009.

Cash Flow and Balance Sheet

Near the close of the fourth quarter of 2008, IntegraMed proactively drew down an additional $7.5 million from its line of credit in order to ensure adequate levels of liquidity with which to finance non-organic growth for its business during 2009. Accordingly, the Company's cash and equivalents position grew by 19.1% to $28.3 million at year-end 2008 versus year-end 2007. Cash provided by operating activities decreased to $1.0 million in Q4 `08, versus $1.9 million in Q4 `07, principally due to increased fertility physician draw-downs of accrued compensation in anticipation of potentially higher income tax rates in 2009, as well as the payment of medical malpractice insurance premiums earlier than usual.


In light of infrastructure improvements, VCA's days sales outstanding (DSO) have declined to 54.9 days and the fertility DSO remain in the low 30's giving the Company a 36.1 consolidated DSO at year-end.

Management Comments
Mr. Higham, added, "During Q4 and the full year 2008, IntegraMed's team delivered solid revenue, contribution and earnings growth. At the same time, we made significant investments in solidifying our business infrastructure to support long-term growth, while also continuing dialogues with our pipeline of fertility center prospects and mapping out our growth plans for the vein clinic business. While it's difficult to predict how the economy will affect our business in the current year, we are encouraged by our performance over the past two quarters and so far in 2009. We are actively monitoring patient volumes, fine-tuning our marketing programs and continuing our ongoing focus on expense management and operational efficiency.

"Additionally, we believe the weak economy is causing many physicians concern over how their businesses will hold up in 2009. We hope to capitalize on this dynamic across our three segments: as an aggressive buyer of fertility clinics; through the expansion of our network of consumer services affiliates, and in attracting top medical talent to our new vein clinic locations. In 2009 we are targeting the addition of one to two new fertility center partners, at least four new fertility affiliates, and the opening of a total of at least five new vein clinics. These plans demonstrate our confidence that IntegraMed remains well positioned for continued leadership and growth across all of our core business segments over the long term."

IntegraMed CFO, John Hlywak, added, "We believe the strength of our 2008 results, as well as our operational performance so far in the first quarter, reflect the benefit of nearly twenty years of refining our business model. Achieving these results is a testament to our management vision and the dedication and expertise of the entire IntegraMed team.

"Looking forward we remain cautiously optimistic on the prospects for our business given our performance to date. We believe our business models should continue to resonate with fertility care providers' looking to enhance their business performance as well as physicians who see the substantial career opportunity our vein clinic model can provide. We look forward to capitalizing on these opportunities in the quarters to come."

About IntegraMed America, Inc.
IntegraMed America, Inc. is a leading provider of specialty health care services in emerging, technology-driven, niche segments of the health care market. The Company currently operates in the fertility and varicose vein care segments. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal services, risk management and quality assurance. IntegraMed also offers treatment-financing programs for self-pay patients.

The IntegraMed Fertility network consists of 33 contracted centers with 109 locations in 13 states across the United States. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed fertility practice. The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US and operates 33 centers in 13 states, principally in the Midwest and Southeast.


Please visit www.integramed.com for investor background www.integramedfertility.com, a leading fertility portal or www.veinclinics.com, a leading vein care portal, for more information.



Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of February 17, 2009 and IntegraMed undertakes no duty to update this information.


CONTACT:
     Investors:                Physicians                            Media/Investors:
     John W. Hlywak, Jr.,      Scott Soifer                          David Collins, Norberto Aja
     EVP and CFO               SVP, Administration & Development     Jaffoni & Collins Incorporated
     IntegraMed America, Inc.  IntegraMed America, Inc.              inmd@jcir.com
     jhlywak@integramed.com    scott.soifer@integramed.com           212-835-8500
     914-251-4143              914-251-4186

                                 (tables follow)




                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                             Three-months                 Year
                                                            ended Dec. 31,            ended Dec. 31,
                                                        ---------------------     --------------------
                                                            2008        2007        2008        2007
                                                         -------      -------     --------    --------
                                                              (unaudited)             (unaudited)
Revenues

     Fertility Centers ..............................   $  34,138    $  31,212    $ 138,440    $ 121,078
     Consumer Services ..............................       5,500        4,481       19,693       16,636
     Vein Clinics ...................................      10,686        9,597       39,950       14,284
                                                        ---------    ---------    ---------    ---------
     Total Revenues .................................      50,324       45,290      198,083      151,998
                                                        ---------    ---------    ---------    ---------


Costs of services and sales


     Fertility Centers ..............................      31,539       28,747      128,224      111,059
     Consumer Services ..............................       3,992        3,394       14,272       12,267
     Vein Clinics ...................................       9,962        9,145       37,299       13,304
                                                        ---------    ---------    ---------    ---------
     Total Cost of Services and Sales ...............      45,493       41,286      179,795      136,630
                                                        ---------    ---------    ---------    ---------


Contribution

     Fertility Centers ..............................       2,599        2,465       10,216       10,019
     Consumer Services ..............................       1,508        1,087        5,421        4,369
     Vein Clinics ...................................         724          452        2,651          980
                                                        ---------    ---------    ---------    ---------
     Total Contribution .............................       4,831        4,004       18,288       15,368
                                                        ---------    ---------    ---------    ---------


General and administrative expenses .................       2,703        2,512       10,654       10,536
Interest income .....................................         (60)        (268)        (383)      (1,256)
Interest expense ....................................         356          531        1,563        1,136
                                                        ---------    ---------    ---------    ---------

     Total other expenses ...........................       2,999        2,775       11,834       10,416
                                                        ---------    ---------    ---------    ---------

Income before income taxes ..........................       1,832        1,229        6,454        4,952
Income tax provision ................................         670          365        2,514        1,695
                                                        ---------    ---------    ---------    ---------
Net income ..........................................   $   1,162    $     864    $   3,940    $   3,257
                                                        =========    =========    =========    =========


Basic and diluted earnings per share of Common Stock:
     Basic earnings per share .......................   $    0.13    $    0.10    $    0.46    $    0.39
                                                        =========    =========    =========    =========
     Diluted earnings per share .....................   $    0.13    $    0.10    $    0.45    $    0.39
                                                        =========    =========    =========    =========

Weighted average shares - basic .....................       8,648        8,551        8,618        8,310
                                                        =========    =========    =========    =========
Weighted average shares - diluted ...................       8,706        8,643        8,691        8,410
                                                        =========    =========    =========    =========

Additional disclosure:
     Amortization expense included above ............   $     572    $     524    $   2,158    $   1,901
     Depreciation expense included above ............   $   1,507    $   1,446    $   5,989    $   5,110


                                     (more)



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                           (all amounts in thousands)
                                   (Unaudited)


                                                                      Dec. 31,      Dec. 31,
                                                                    -----------   -----------
                                                                        2008          2007
                                                                    -----------   -----------
                                                                           (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents ......................................   $  28,275    $  23,740
   Patient and other receivables, net .............................       6,681        5,511
   Deferred taxes .................................................       4,352        4,460
   Other current assets ...........................................       6,468        4,669
                                                                      ---------    ---------

     Total current assets .........................................      45,776       38,380

   Fixed assets, net ..............................................      16,618       16,912
   Intangible assets, Business Service Rights, net ................      21,956       22,305
   Goodwill .......................................................      29,478       29,359
   Trademarks .....................................................       4,442        4,492
   Other assets ...................................................       1,781        1,619
                                                                      ---------    ---------

     Total assets .................................................   $ 120,051    $ 113,067
                                                                      =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $   2,853    $   1,895
   Accrued liabilities ............................................      16,355       16,679
   Current portion of long-term notes payable and other obligations      11,351        3,661
   Due to Fertility Medical Practices, net ........................       6,354        9,043
   Attain IVF patient deposits ....................................      10,416        9,668
                                                                      ---------    ---------

       Total current liabilities ..................................      47,329       40,946

Deferred tax liabilities ..........................................         696        1,819
Long-term notes payable and other obligations .....................      18,868       21,799
                                                                      ---------    ---------
                                                                         66,893       64,564
Commitments and Contingencies

Shareholders' equity:

   Common stock ...................................................          87           86
   Capital in excess of par .......................................      54,943       53,890
   Other comprehensive loss .......................................        (375)         (82)
   Treasury stock .................................................        (211)        (165)
   Accumulated deficit ............................................      (1,286)      (5,226)
                                                                      ---------    ---------
       Total shareholders' equity .................................      53,158       48,503
                                                                      ---------    ---------


       Total liabilities and shareholders' equity .................   $ 120,051    $ 113,067
                                                                      =========    =========




                                     (more)




                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (all amounts in thousands)

                                                                              For the                 For the
                                                                         Three-month period             Year
                                                                            ended Dec. 31,          ended Dec. 31,
                                                                         ------------------         -----------------
                                                                           2008       2007           2008       2007
                                                                         --------   -------         -------   -------
                                                                            (unaudited)               (unaudited)

Cash flows from operating activities:

    Net income .......................................................   $  1,162    $    864    $  3,940    $  3,257
    Adjustments to reconcile net income to net cash provided

       by operating activities:
      Depreciation and amortization ..................................      1,829       1,768       7,288       6,450
      Deferred income tax provision ..................................       (405)        489        (781)        469
      Deferred compensation ..........................................        241         200         858         558
    Changes in assets and liabilities ? Decrease (increase) in assets:
         Patient and other accounts receivable .......................         65         193      (1,170)       (378)
         Prepaids and other current assets ...........................       (275)     (1,792)       (643)       (736)
         Other assets ................................................        161        (944)       (162)       (122)
      (Decrease) increase in liabilities:

         Accounts payable ............................................        371        (418)        958        (271)
         Accrued liabilities .........................................       (848)        900      (1,480)       (736)
         Due to medical practices ....................................       (664)        715      (2,689)      4,744
         Attain IVF Refund patient deposits ..........................       (646)        (85)        748       2,041
                                                                         --------    --------    --------    --------
Net cash provided by operating activities ............................        991       1,890       6,867      15,956
                                                                         --------    --------    --------    --------


Cash flows used in investing activities:

Purchase of business service rights ..................................       --          --          (950)     (2,653)
Cash paid to purchase VCA, net of cash acquired ......................       --        (1,967)       (119)    (23,409)
Other intangibles ....................................................        160         (36)         50         (40)
Purchase of fixed assets and leasehold improvements ..................     (1,799)     (2,009)     (5,695)     (6,222)
                                                                         --------    --------    --------    --------
Net cash used in investing activities ................................     (1,639)     (4,012)     (6,714)    (34,324)
                                                                         --------    --------    --------    --------


Cash flows used in financing activities:

Proceeds from issuance of debt .......................................      7,500        --         7,880      25,000
Principle repayments on debt .........................................       (913)        (31)     (3,649)    (15,163)
Common stock transactions, net .......................................       (110)         25         151          87
                                                                         --------    --------    --------    --------
Net cash provided by (used in) financing activities ..................      6,477          (6)      4,382       9,924
                                                                         --------    --------    --------    --------

Net increase in cash .................................................      5,829      (2,128)      4,535      (8,444)
Cash and cash equivalents at beginning of period .....................     22,446      25,868      23,740      32,184
                                                                         --------    --------    --------    --------
Cash and cash equivalents at end of period ...........................   $ 28,275    $ 23,740    $ 28,275    $ 23,740
                                                                         ========    ========    ========    ========


Supplemental Information:
     Interest paid ...................................................        620         710       1,632       1,024
     Income taxes paid ...............................................         43         488       1,526       1,130


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